EXHIBIT 99.1


John D. Milton, Jr.            904/355-1781, Ext. 258
Executive Vice President, Treasurer & CFO


FLORIDA ROCK INDUSTRIES, INC. ANNOUNCES RECORD THIRD QUARTER
RESULTS

JACKSONVILLE, FLORIDA: JULY 21, 2004 -- FLORIDA ROCK INDUSTRIES, INC. (NYSE-FRK) today announced record net income of $33,050,000 or $.75 per diluted share for the third quarter of fiscal year 2004 versus $22,971,000 or $.53 per diluted share for the same quarter of fiscal 2003. Included in third quarter net income was $1,589,000 or 3.6 cents per diluted share of after tax gain from the sale for $6,500,000 of the Company's calcium grinding facilities at Frederick, Maryland.

Consolidated total sales for the quarter increased 27% to $251,649,000 from $198,113,000 in the same quarter last year. Gross profit increased approximately 36% to $74,812,000 compared to $54,929,000 in the same quarter last year.

Third quarter operating profit increased 50% to $51,153,000 versus $34,117,000 in the third quarter of fiscal 2003.

Selling, general and administrative expenses for the third quarter of 2004 were $23,588,000 versus $20,773,000 for the third quarter of 2003. As a percentage of sales, SG&A expenses declined from 10.5% for the third quarter of 2003 to 9.4% for the third quarter of 2004.

During the third quarter, demand for cement in the Florida market significantly exceeded available supply. While the Company's supply of cement was down only slightly from the prior quarter, demand from the Company's customers (including the Company's concrete operations in Florida and Georgia) exceeded available inventories resulting in restrictive allocations of product to the Company's concrete operations as well as to the Company's outside cement customers.

Commenting on the third quarter results, President  and  CEO
John Baker stated that:

     Our   markets  continued  to  show  strong  demand
     throughout  the  third quarter with  June  showing
     even  greater  strength than April and  May.   The
     scheduled maintenance shutdown at our Newberry cement plant was successfully completed early in May and the plant performed at capacity for the balance of the quarter. Our people deserve real credit for their continued focus on operational improvements that enable these good results.

For the nine months ended June 30, 2004, consolidated total sales increased 34% to $705,643,000 from $525,974,000 in fiscal 2003. For the same period gross profit increased 46% to $194,115,000 from $132,586,000. Net income for the nine months increased 72% to $89,675,000 or $2.04 per diluted share versus $52,000,000 or $1.19 per diluted share in fiscal 2003. Real estate gains from the first quarter sale of the balance of the Company's Naples, Florida closed quarry contributed $8,273,000 of after tax gain on gross sale proceeds of $20,250,000. In addition, third quarter net income included $1,589,000 or 3.6 cents per share after taxes from the sale of the Company's calcium grinding facilities at Frederick, Maryland on gross sale proceeds of $6,500,000.

OUTLOOK: The product demand levels experienced in our markets during our first three quarters appear to be sustainable for the coming fourth quarter. The July pricing improvements effected in our Florida cement, stone and concrete operations have the potential to improve our future performance subject to the vagaries of hurricane season and other negative weather conditions typical of late summer and early fall.

AUDITOR SELECTION: With the Company's three-year contract with its existing auditors, Deloitte & Touche, coming to an end with the close of the 2004 fiscal year, the Audit Committee recently requested proposals from the existing auditors and two other accounting firms for auditing and tax return preparation services to the Company for the coming fiscal years 2005 through 2007. Earlier today at a duly convened meeting of the Company's audit committee, the Committee selected the accounting firm of KPMG to serve as the Company's auditor and tax return preparation service provider for the fiscal years 2005 through 2007 based on the costs and professional expertise set forth in its proposal.

The Company also will host a conference call at 10:00 a.m. E.D.T. on Thursday, July 22, 2004. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-682-4386 (security code FLORIDA
ROCK), or via the Internet through the Conference America, Inc. website at http://www.yourcall.com/real/players/ frk072204.smil or via the Company's website at www.flarock.com. If using the Company's website, click on Investor Relations - Florida Rock Industries, Inc. Conference Stream. There will be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the
Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

                FLORIDA ROCK INDUSTRIES, INC.
         Summary of Consolidated Sales and Earnings
       (Amounts in thousands except per share amounts)
                         (Unaudited)

         FOR THE THREE AND NINE MONTHS ENDED JUNE 30


                         THREE MONTHS             NINE MONTHS
                         2004      2003          2004      2003
                         ----      ----          ----      ----
Net Sales                $245,334  $  193,04     689,417   541,157
Freight Revenues            6,315      5,064      16,226    11,817
                         --------  ---------     -------   -------
     Total Sales          251,649    198,113     705,643   525,974
Gross Profit               74,812     54,929     194,115   132,586
Operating Profit           51,153     34,117     139,231    77,651
Interest Income/Expense
   (net)                     (389)       117      (1,066)      258
Other Income/Expense (net)  1,038      1,216       2,392     1,824
Income before taxes        51,802     35,450     140,557    79,733
Net Income              $  33,050     22,971      89,675    52,000
Earnings per common
share:
Basic                   $     .76        .53        2.08      1.21
Diluted                 $     .75        .53        2.04      1.19
Weighted average
shares outstanding:
Basic                      43,259     42,962      43,174    42,915
Diluted                    44,101     43,671      44,036    43,586


                FLORIDA ROCK INDUSTRIES, INC.
                     Balance Sheet Data
                   (Amounts in thousands)
                         (Unaudited)



                                 June 30, 2004        September 30,2004
Cash and cash equivalents           $   24,051                   38,135
Accounts receivable, net               117,532                  106,954
Inventories                             34,553                   37,079
Other current assets                     9,494                    7,926
Property,plant and equipment, net      511,729                  489,778
Other non-current assets               215,499                  206,282
                                    ----------                  -------
  Total Assets                      $  912,858                  886,154


Current liabilities                 $  113,934                   95,723
Long-term debt (excluding
current maturities)                     43,096                  118,964
Deferred income taxes                   74,706                   65,907
Other non-current liabilities           33,946                   31,138
Shareholders' equity                   647,176                  574,422
                                    ----------                  -------
  Total Liabilities and
   Shareholders' Equity             $  912,858                  886,154


                FLORIDA ROCK INDUSTRIES, INC.
                      Business Segments
                   (Amounts in thousands)
                         (Unaudited)

The Company has identified its business segments as Aggregates, Concrete Products, Cement and Calcium Products. All of the Company's operations are located in the southeastern and mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:


                                       Three Months         Nine Months
                                          Ended                Ended
                                         June 30              June 30

                                   2004         2003        2004       2003
                                   ----         ----        ----       ----
Net Sales, excluding freight
   Aggregates                      $  77,865    69,593      $  217,424  179,353
   Concrete products                 152,967   130,833         425,389  354,549
   Cement and calcium                 42,271    15,221         126,015   44,472
   Inter-segment sales               (27,769)  (22,598)        (79,411) (64,217)
                                   ----------  --------     ----------- --------
Total Net Sales, excluding freight $ 245,334   193,049         689,417  514,157
                                   ==========  ========     =========== ========

Operating Profit
   Aggregates                      $  22,968    20,682      $   71,291   46,736
   Concrete products                  21,062    13,959          45,225   25,537
   Cement and calcium                 13,922     4,723          36,411   14,048
   Corporate overhead                 (6,799)   (5,247)        (13,696)  (8,670)
                                   ----------   -------     -----------  -------
Total Operating profit             $  51,153    34,117         139,231   77,651
